Exhibit 10.2

Employment Term Sheet

Set forth below is an outline of the management compensation terms by which the undersigned parties agree to abide.

Name:	Eric V. Bruder (the “Executive”)
Position:	Executive Vice President and Chief Operations Officer, WireCo WorldGroup Inc. (the “Company”).
Base Salary:	$480,000. The base salary shall be reviewed no less frequently than annually.
Annual Bonus:
The Executive will continue to participate in the Company’s “EBITDA Plan” (or any successor plan), it being understood that the Executive’s actual annual bonus, if any, will be determined at the discretion of the Company.

Employee Benefits:	Participation in the employee benefit plans made available to senior executives of the Company generally.
Employment Term:
The period beginning from the date hereof through the first anniversary of the date hereof, provided that the employment term shall automatically be renewed on each anniversary of the date hereof for an additional year, unless either party gives written notice of its intention for the employment term not so to renew at least 60 days’ prior to any such anniversary.  The employment term shall automatically expire upon a termination of the Executive’s employment.  The Executive’s obligations hereunder shall survive expiration of the employment term.

Severance:
In the event that the Executive’s employment is terminated by the Company without Cause or the Executive resigns employment for Good Reason, subject to the Executive’s execution and non-revocation of a release in a form satisfactory to the Company, the Company shall pay the Executive, in a lump sum within 60 days of such termination, severance in an amount equal to, if such termination (i) does not occur during the two-year period following a Change in Control, one times the Executive’s then-current base salary, or (ii) occurs during the two-year period following a Change in Control, the product of (x) one and one-half times (y) the sum of the Executive’s then-current base salary and the average annual bonus paid to the Executive in respect of the two fiscal years most immediately preceding the year of the Change in Control for which such a bonus was paid.  In addition, in the event of a termination of the Executive’s employment consistent with clause (ii) of the prior sentence, the Executive and his spouse shall each be eligible to continue to participate (at no cost to the Company (or its successor)) in the applicable medical plan maintained by the Company (or its successor) from the date of the termination of the Executive’s employment through the date on which each of the Executive and his spouse attain age 65 (with eligibility for participation in the applicable medical plan ending for each of the Executive and his spouse on the last day of the month during which the applicable 65th birthday occurs); provided, however, that the Executive shall be responsible for all costs relating to such participation, as determined by the Company (or its successor) based on (A) if the medical benefit plan is self-insured, the actuarial value of the Executive and his spouse’s continued participation in the medical plan, as determined by the medical plan’s benefit advisor or actuary, as applicable or (B) if the medical benefit plan is fully insured, the cost relating to participation in the fully insured medical plan determined taking into account the actual cost of the insurance for the Executive and his spouse’s continued eligibility as determined based on the applicable former employee group.  The Executive will not be entitled to any severance in the event that the Executive’s employment with the Company is terminated for Cause or the Executive resigns without Good Reason.
Cause:
For purposes hereof, Cause shall mean the Executive’s commission of a felony crime or a crime of moral turpitude, a willful commission of a material act of dishonesty involving the Company, a material breach (which breach is not promptly cured) of the Executive’s obligations under any agreement entered into between the Executive and the Company or any of its affiliates, willful failure to perform the Executive’s duties, the Executive’s material breach of the Company’s policies or procedures that is not reasonably curable in the Company’s sole discretion or any other willful misconduct which causes material harm to the Company or its business reputation, including due to any adverse publicity.

Good Reason:
For purposes hereof, Good Reason shall mean the Executive’s voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without the Executive’s consent: (i) a reduction in the Executive’s base salary or target bonus (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive), (ii) a requirement that the Executive be based anywhere other than within 75 miles of Kansas City, Missouri; provided, however that during the two-year period immediately following a Change in Control, this clause (ii) will only constitute Good Reason (subject to the cure provisions below) if there is a requirement that the Executive be based anywhere outside of the United States, or (iii) within the two-year period following a Change in Control, a material diminution in the Executive’s title, duties, or responsibilities from those in effect on the date of the Change in Control; provided, however, that no event shall constitute Good Reason unless the Executive has, within 60 days of becoming aware of such event, notified the Company in writing of such event, and then only if the Company fails to cure such event within 30 days after the Company’s receipt of such written notice and the Executive actually terminates employment within 30 days of the expiration of such 30-day cure period.

Change in Control
For purposes hereof, Change in Control shall mean the acquisition by any Person (excluding the Investor and its affiliates) of the beneficial ownership of 50 percent or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, it being understood that in no event shall a Change in Control be deemed to occur if immediately thereafter, the Investor and its affiliates continue to beneficially own 50 percent or more such voting power.  Capitalized terms used but not defined in this paragraph shall have the meanings ascribed to them in the WireCo WorldGroup (Cayman) Inc. 2008 Long-Term Incentive Plan.

Confidentiality; Work Product
During the Executive’s employment with the Company and its subsidiaries and thereafter, the Executive will not divulge, transmit or otherwise disclose (except as legally compelled by court order), directly or indirectly, any confidential knowledge or information with respect to the operations, finances, organization or employees of the Company or its affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company and its affiliates, and the Executive will not use, directly or indirectly, any confidential information of the Company and its affiliates for the benefit of anyone other than the Company or its affiliates.  All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by the Executive, alone or with others, while an employee of the Company and its subsidiaries which are related to the business of the Company or its affiliates shall be and become the sole property of the Company, and the Executive hereby assigns any and all rights therein or thereto to the Company.  All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its affiliates, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Executive (including, without limitations, any copies thereof) upon termination of employment for any reason whatsoever.

Non-Competition
While employed by the Company and its subsidiaries and for a period of 12 months thereafter (the “Restricted Period”), the Executive shall not, within any jurisdiction or marketing area in which the Company or any of its affiliates is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in or competitive with the businesses conducted by the Company and its affiliates; provided, that the Executive’s ownership of securities of 2% or less of any publicly traded class of securities of a public company shall not violate this paragraph.  During the Restricted Period, the Executive shall not solicit for business or accept the business of, any person or entity who is, or was at any time within the previous twelve months, a customer of the business conducted by the Company (or potential customer with whom the Company had initiated contact) or its affiliates.

Non-Solicitation
During the Restricted Period, the Executive shall not, directly or indirectly, employ, solicit for employment, or otherwise contract for or hire, the services of any individual who is then an employee of the Company or its affiliates or who was an employee of the Company and its affiliates within the previous twelve months.   Further, during the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of the Company or any of its affiliates to cease their relationship with the Company or any of its affiliates for any reason.

Governing Law/Forum of Dispute Resolution
This termsheet shall be governed by the laws of New York, without regard to principles of conflict of laws.

Subject to the next paragraph, any controversy or claim arising out of or relating to this termsheet shall be settled by final, binding and nonappealable arbitration in New York, NY.  Subject to the following provisions, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect.  Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.

Notwithstanding the preceding paragraph, (i) the parties agree that the provisions relating to confidentiality, work product, non-competition, and non-solicitation (the “Covenants”) have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement, (ii) the Executive acknowledges and agrees that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of the Company and its affiliates, impose no undue hardship on the Executive, and are not injurious to the public, (iii) the Executive further acknowledges and agrees that the Executive’s breach of the provisions of the Covenants will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and that if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits, and (iv) the Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

By signing below, the parties agree that this term sheet will be binding upon the parties and hereby supersedes any other employment, severance, change of control or related agreements between the undersigned executive and the Company and its affiliates.

Eric V. Bruder	WireCo WorldGroup Inc.

/s/ Eric V. Bruder	By:	/s/ Dexter Paine
Dexter Paine, Director

Date: September 28, 2012